EXHIBIT 23

[LETTER DISTRIBUTED TO THE EMPLOYEES OF SHOREWOOD PACKAGING CORPORATION]


                               Important


December 16, 1999

          Re:  Shorewood Board Unanimously Rejects Chesapeake Offer

To All Employees:

As you probably know, Chesapeake Corporation has made an unsolicited offer to buy Shorewood. As part of our Board of Directors' responsibility to act in the best interests of the Company and its stockholders, the Board thoroughly considered the Chesapeake proposal. After a full evaluation, our Board today announced that it has unanimously recommended that Shorewood shareholders reject Chesapeake's offer. The Board's decision was based on the grounds that the Chesapeake offer is inadequate and not in the best interests of the Company.

Shorewood has a variety of strategic alternatives available to it. As part of its review, the Board has authorized management to explore several of those opportunities, which we are now doing. This process in no way means that Shorewood is for sale and we do not expect that this will affect the Company's day-to-day operations. The Company has never been stronger and our outlook is very positive - thanks in large part to all of your hard work.

Shorewood management remains committed to fulfilling our strategic vision for the Company. In the past year, we've successfully integrated Queens Group and opened our 125,000 square foot plant in China. We're very excited about these and other Shorewood initiatives that will position the Company for future growth and benefit our employees and customers.

We expect this process to continue for the next several months, and you will likely read or hear things from Chesapeake that may not accurately reflect what's happening. We plan to keep you posted about significant developments and urge you to stay focused on your job and continuing to execute our business strategy. We want to thank you in advance for your continued support and hard work.

On behalf of all of us here at Shorewood, we'd also like to take this opportunity to wish you a safe and happy holiday season.

Marc P. Shore
Chairman